UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 6)
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Dear CNS Response, Inc. Stockholders,

Here is the definitive proxy for the upcoming Stockholders’ meeting. It contains voting instructions and a proxy that can be faxed to me at (949) 743-2785. You can also scan and e-mail it to me at LenJBrandt@gmail.com. I must receive proxies by 12:00 pm EST, September 3rd for it to be counted at this meeting.

As there is little time before this meeting, I do ask that you consider how you want to vote ASAP and fax your proxy to me. Even with the definitive proxy now available and the meeting date very soon, we may have to adjourn the meeting one more time.

We are a very small company with a small group of shareholders, so your vote really has an impact.

I welcome a chance to talk about any issues prior to the meeting. Feel free to send me an e-mail to set up a time.  I  will try to accommodate any time that is good for you.

Many thanks for taking the time to consider the issues and vote your views.

Sincerely,

Len Brandt
(e)  LenJBrandt@gmail.com